Exhibit 99.1

Invitae announces fourth quarter and 2014 year-end financial results and highlights and provides 2015 outlook

— Company demonstrates early progress towards achieving its goal of making genetic information more affordable and accessible —

SAN FRANCISCO, March 10, 2015 — Invitae Corporation (NYSE: NVTA) today reported financial and operating results for the fourth quarter and year ended December 31, 2014. Highlights for the quarter and year include:

•                  Delivered more than 1,800 billable reports in the fourth quarter and more than 3,600 billable reports during 2014.

•                  Improved cost of goods sold (COGS) by driving the average cost per billable report to under $1,200 in the fourth quarter.  The average cost per billable report in 2014 was over $1,500.

•                  Generated $876,000 in revenue in the fourth quarter and $1.6 million for the full year.

•                  Secured reimbursement contracts with Blue Shield of California and SelectHealth, and became licensed for Medicare.

•                  Published data in the Journal of Clinical Oncology based on a collaboration with Stanford University and presented data at the San Antonio Breast Cancer Symposium based on a Stanford/Massachusetts General Hospital collaboration demonstrating 100% analytical concordance and 99.8% clinical concordance with existing hereditary cancer tests.

•                  Secured accreditation from the College of American Pathologists (CAP).

•                  Raised $120 million in a series F round which led to an IPO in February 2015.

“Our progress in 2014 was foundational for the future success of Invitae’s genetic testing business. As we look to 2015, we will continue to focus on driving down costs, increasing content and delivering a superior customer experience,” said Randy Scott, chief executive officer of Invitae.  “In doing this, we believe we can accelerate the adoption of comprehensive genetic information into mainstream medical practice and realize our long-term mission to make genetic testing more affordable and accessible for billions of people around the world.”

The company reported revenue of $876,000 in the fourth quarter of 2014, compared to $88,000 in the fourth quarter of 2013. Revenue for the year ended December 31, 2014 was $1.6 million, compared to $148,000 in 2013.

Total costs and operating expenses for the fourth quarter of 2014 were $16.3 million, compared to $12.8 million for the third quarter of 2014. For the full year, total costs and operating expenses were $49.1 million, compared to $24.9 million in 2013. Net loss was $15.5 million in the fourth quarter of 2014, or a $16.75 loss per share, and net loss for the full year was $47.7 million, or a loss of $56.34 per share.

At December 31, 2014, the company held $107 million in cash and cash equivalents.

Guidance and indicators of success in 2015

The four guiding indicators of success in 2015 include:

1.              Reducing COGS. Invitae plans to reduce the average cost of billable reports in 2015 versus 2014.

2.              Increasing content.  As the company reduces the cost of its service, it plans to grow its test menu, making more content available for the same or lower prices.  Invitae plans to increase its content to more than 500 genes by the end of 2015.

3.              Increasing volume. The company expects that the increase in content will translate into growth in test volumes in the second half of the year as it makes more comprehensive information available to patients in existing markets and addresses new areas of medical need for genetic information.  The company is providing guidance for 2015 of delivering 14,000-17,000 billable tests to its customers.

4.              Improving reimbursement and cash collections.  As volume grows, Invitae plans to streamline its billing and reimbursement functions and grow its managed care sales force.  These efforts, coupled with the increased claims volumes at individual payors, should translate into more payor contracts and increased collections.

Conference call details

Invitae will host a live conference call and webcast today at 4:45 p.m. Eastern/1:45 p.m. Pacific to discuss financial results and the company’s business.

The dial-in numbers for today’s live conference call are (877) 201-0168 for domestic callers and (647) 788-4901 for international callers, and the reservation number for both is 94713369.

The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at ir.invitae.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website.

About Invitae

Invitae’s (NYSE: NVTA) mission is to bring comprehensive genetic information into mainstream medical practice to improve the quality of healthcare for billions of people. Currently focused on hereditary cancers, Invitae’s goal is to aggregate most of the world’s genetic tests into a single service with higher quality, faster turnaround time and lower price than many single-gene tests today. The company currently provides a single diagnostic service comprising over 200 genes for a variety of genetic disorders associated primarily with cancer, but also covering cardiology, hematology, neurology and pediatrics.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to  the company’s belief that it can accelerate the adoption of comprehensive genetic information into mainstream medical care and realize its mission; the company’s expectations regarding the number of billable tests in 2015; the timing of any new testing service releases and the attributes of any such services; and the indicators of the company’s success and its intentions with respect to those indicators. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the company’s history of losses; the company’s need to scale its infrastructure in advance of demand for its tests and to increase demand for its tests; the company’s ability to develop and commercialize new tests and expand into new markets; the risk that the company may not obtain or maintain sufficient levels of reimbursement for its tests; risks associated with the company’s ability to use rapidly changing genetic data to interpret test results accurately and consistently; the company’s ability to compete; laws and regulations applicable to the company’s business, including potential regulation by the FDA; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Registration Statement on Form S-1 (including the final prospectus dated February 11, 2015). These forward-looking statements speak only as of the date hereof, and Invitae Corporation disclaims any obligation to update these forward-looking statements.

NOTE: Invitae and the Invitae logo are trademarks of Invitae Corporation. All other trademarks and service marks are the property of their respective owners.

Invitae Corporation

Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(In thousands, except share and per share amounts) (unaudited)
Revenue	$875	$88	$1,604	$148
Costs and operating expenses:
Cost of revenue	2,361	226	5,624	667
Research and development	6,540	5,418	22,140	16,039
Selling and marketing	2,940	832	8,763	2,431
General and administrative	4,493	1,727	12,605	5,764
Total costs and operating expenses	16,334	8,203	49,132	24,901
Loss from operations	(15,459)	(8,115)	(47,528)	(24,753)
Other income (expense), net	(10)	(1)	(79)	(26)
Interest expense	(12)	(15)	(61)	(59)
Net loss	$(15,481)	$(8,131)	$(47,668)	$(24,838)
Net loss attributable to common stockholders	$(15,481)	$(8,131)	$(47,668)	$(24,989)
Net loss per share attributable to common stockholders, basic and diluted	$(16.75)	$(11.18)	$(56.34)	$(36.13)
Shares used in computing net loss per share attributable to common stockholders, basic and diluted	924,139	727,173	846,027	691,731

Invitae Corporation

Consolidated Balance Sheets

	December 31,
	2014	2013
	(In thousands) (unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,027	$43,070
Prepaid expenses and other current assets	4,517	736
Total current assets	111,544	43,806
Property and equipment, net	15,672	8,164
Restricted cash	150	120
Other assets	1,412	1,013
Total assets	128,778	53,103
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,862	$498
Accrued liabilities	3,363	886
Capital lease obligation, current portion	1,524	845
Total current liabilities	7,749	2,229
Capital lease obligation, net of current portion	2,011	1,156
Other long term liabilities	401	393
Liabilities related to early exercise of stock options	14	31
Total liabilities	10,175	3,809
Convertible preferred stock	202,355	86,574
Stockholders’ (deficit):
Common stock	1	—
Additional paid-in capital	1,603	408
Accumulated deficit	(85,356)	(37,688)
Total stockholders’ deficit	(83,752)	(37,280)
Total liabilities, convertible preferred stock and stockholders’ (deficit)	$128,778	$53,103

Source:  Invitae Corporation

Contact:
Katherine Stueland
pr@invitae.com
415-254-1233